                                                                   EXHIBIT 10.74


                              DEVELOPMENT AGREEMENT

                                 by and between



                              AHP OF INDIANA, INC.,

                        an Indiana corporation ("Owner")

                                       and


                       BCC DEVELOPMENT AND MANAGEMENT CO.,

                      a Delaware corporation ("Developer").














                             -----------------------

                                January 30, 1998

                                TABLE OF CONTENTS



1. DEFINITIONS................................................................2


2. THE PROJECT................................................................9


3. DEVELOPER FEES............................................................13


4. FUNDING OF CONSTRUCTION ADVANCES..........................................14


5. REPRESENTATIONS AND WARRANTIES............................................22


6. DEVELOPER'S COVENANTS.....................................................24


7. EVENTS OF DEFAULT AND REMEDIES OF OWNER...................................30


8. PERMITTED CONTESTS........................................................32


9. GUARANTY OF COMPLETION....................................................32


10. GUARANTY OF PROJECT COSTS................................................33


11. TERM.....................................................................33


12. MISCELLANEOUS............................................................34


List of Exhibits
----------------
Exhibit A         -        Legal Description Of Property
Exhibit B         -        Initial Budget
Exhibit C         -        Plans And Specifications For Project
Exhibit D         -        Contractors Agreement
Exhibit E         -        Assignment Of Architect Agreement
Exhibit F         -        Assignment Of Contractor Agreement
Exhibit G         -        Assignment Of Warranties
Exhibit H         -        Form Of Requisition
Exhibit I         -        Form Of Prime Architect Certificate

                              DEVELOPMENT AGREEMENT


         THIS DEVELOPMENT AGREEMENT (this "Agreement") is made and entered into as of _______________, 1998, by and between AHP OF INDIANA, INC., an Indiana corporation ("Owner") and BCC DEVELOPMENT AND MANAGEMENT CO., a Delaware corporation ("Developer").

                                    RECITALS

         WHEREAS, Balanced Care Corporation, a Delaware corporation ("GUARANTOR") and American Health Properties, Inc., a Delaware corporation ("AMERICAN HEALTH") the sole shareholder of Owner, have entered into that certain Facility Agreement dated as of January 30, 1998 (the "FACILITY AGREEMENT")(all capitalized terms used herein being defined as stated in the Facility Agreement except as expressly provided herein to the contrary);

         WHEREAS, concurrently herewith, at the request of Guarantor made to American Health pursuant to and in accordance with the requirements of the Facility Agreement, Owner is purchasing certain real estate located in [Evansville, Indiana] (the "PROPERTY"), more particularly described on Exhibit A attached hereto and incorporated herein by this reference, on which it plans to construct a [____]-unit licensed assisted living facility consisting of a [one]-story building containing approximately [35,735] square feet (which facility together with all related improvements upon the Property is referred to herein as the "FACILITY") for lease to ________________ (the "TENANT"), which Facility shall be operated and managed by BCC at ______________, Inc., a Delaware corporation, and a wholly-owned subsidiary of Guarantor, as manager ("MANAGER"); and

         WHEREAS, Developer has experience and knowledge in the areas of development, construction and operation of assisted living facilities such as the Facility and has successfully developed and constructed such facilities for operation and management by Manager and other wholly-owned subsidiaries of Guarantor, and

         WHEREAS, Owner wishes to develop the Facility with Developer's assistance (which Facility, including all affixed personal property necessary and appropriate for the use and operation of the proposed Facility is referred to herein as the "PROJECT");

         WHEREAS, Owner shall administer and fund disbursements from Owner to Developer for payment of costs of the work of constructing the Project up to 100% of the approved, budgeted development costs set forth in the Approved Budget on the terms and conditions hereinafter set forth, and

         WHEREAS, Owner wishes to employ Developer to provide Owner with assistance in the development of the Project and Developer wishes to accept such employment and to develop the Project for Owner so that it can function as a completed Facility, all on the terms and conditions set forth in this Agreement.


                                       1.

                                   WITNESSETH


NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Developer, intending to be legally and fully bound, do hereby agree as follows:

1.       DEFINITIONS.

         As used in this Agreement, the following terms shall have the following meanings: 1.1. "ADVANCE RATE" means the prime rate of interest as reported by the Wall Street Journal on the date of each advance plus two percent (2%).

        1.2. "AGREEMENT" means this agreement as the same may be amended or supplemented from time to time by any written amendment thereto and all exhibits and schedules attached hereto.

        1.3. "APPROVED BUDGET" means the final detailed line-item budget for the development of the Project approved by Owner and Developer in accordance with Section 2.1((a)), which shall be based upon the Initial Budget attached to this Agreement as Exhibit B.

        1.4. "ARCHITECT" shall mean, collectively, the architects and engineers engaged to design and engineer the Project. Developer has engaged __________________________ as the primary Architect (the "PRIME ARCHITECT") for the Project.

        1.5. "ARCHITECT AGREEMENT" shall mean, collectively, all contracts, agreements and other covenants with the Architect (and all amendments thereto) relating to the design, engineering, construction or completion of the Work, including without limitation, that certain Owner-Architect Agreement entered into by and between Prime Architect and Developer on ___________, 19___.

        1.6. "AUTHORIZATION" means any authorization, consent, approval, order, license, permit, exemption or other action by or from, or any filing, registration or qualification with any Governmental Agency or other Person.

        1.7. "CHARTER DOCUMENT" means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws, (b) in the case of a partnership, its partnership agreement and any certificate or statement of partnership, and (c) in the case of a trust or any other entity, its formation documents, in each case as amended from time to time.

        1.8. "COMMITMENT FEE" shall mean an amount equal to one percent of the total amount incurred by Owner with respect to the Project, including without limitation the aggregate sum of (i) all costs incurred by Owner in connection with the administration, operation, preparation and negotiation of the Transaction Documents (including this Agreement) and (ii) each and every Construction Advance, for the period beginning on the date of each such cost is


                                       2.

incurred or each such Construction Advance is made (as applicable) through and including the date of determination, and (iii) all Imputed Interest. Owner shall not be obligated to make any cash disbursements of the Commitment Fee.,

        1.9. "COMPLETION DATE" shall mean ____________, 1998; provided, however that such date shall be extended one day (but shall not be extended by more than 180 days in the aggregate) for each day of delay caused entirely by an Unavoidable Delay.

        1.10. "CONTRACTOR" shall mean, collectively, the contractors, subcontractors, materialmen and suppliers and other persons supplying labor, equipment, materials or supplies to the Work which are engaged in connection with the Work. The Contractor shall be fully qualified to perform the Work and shall be duly licensed to perform the Work in accordance with all applicable Laws. Developer has engaged ______________ as the primary contractor (the "PRIME CONTRACTOR") for the Work.

        1.11. "CONTRACTOR AGREEMENT" shall mean, collectively, all contracts, agreements and other covenants with the Contractor (and all amendments thereto) relating to the Work, including without limitation, that certain
Owner-Contractor Agreement entered into by and between the Prime Contractor and Developer on _____________, 19___ (the "PRIME CONTRACT").

        1.12. "COST OF THE WORK" means solely those Hard Costs and Soft Costs (including the Developer Fee and Developer Incentive Fee) necessarily incurred in the proper performance of the Work which are paid or incurred under the Architect Agreement, the Contractor Agreement and any other agreement relating to the Work which is approved by Owner, which costs shall be in accordance with the Approved Budget; provided that Developer shall endeavor to cause the amount paid for any item or service to be at rates not higher than the standard pay in [Vanderburgh County, Indiana] for similar projects. The Cost of the Work as defined herein shall mean only the actual costs paid or incurred, less any and all discounts, rebates and salvages. All of the Cost of the Work is included within and subject to the Maximum Project Amount, whether paid or incurred before or after the execution of this Agreement. The term "Cost of the Work" shall specifically exclude (and AHP shall not be obligated to make Construction Advances with respect to) (i) expenses, salaries or other compensation of the Developer's personnel at the Developer's principal office and branch offices,
(ii) expenses, salaries and other compensation of the Contractors' personnel at the Contractors' principal and branch offices, (iii) any portion of the Developer's capital expenses, including interest on the Developer's capital employed for the Work, (iv) overhead or general expenses of any kind, (v) costs arising due to the negligence of the Developer, Contractor, Architect, any subcontractor, or any one directly or indirectly employed by any of the foregoing, or for whose acts any of them may be liable, including but not limited to correction of defective or nonconforming work, disposal of materials and equipment wrongly supplied, or making good any damage to the Property, (vi) the cost of any line-item in excess of 105% of the amount stated in the Approved Budget therefor (provided that Developer shall not be precluded from receiving Construction Advances for a line-item to the extent that Developer requests a Construction Advance therefor from the undisbursed balance of the line-item shown on the Approved Budget for "Construction Contingency" or "Contingency-Soft Costs") or the cost of any line-item not specifically and expressly included in the Approved Budget, and (vii) premiums and all other costs


                                       3.

of insurance which Developer or Contractor is required to purchase and maintain to the extent not included within the definition of Soft Costs.

        1.13. "DEFAULT RATE" means the Advance Rate otherwise applicable plus four percent (4%).

        1.14. "DEVELOPER FEE" means an amount equal to six percent (6%) of the lesser of (a) the Maximum Project Amount (as determined without including the Developer Fee or Developer Incentive Fee) and (b) the Cost of the Work (excluding the Developer Fee or Developer Incentive Fee) actually incurred to achieve Final Completion of the Project.

        1.15. "DEVELOPER INCENTIVE FEE" means an amount equal to one percent (1%) of the lesser of (a) the Maximum Project Amount (as determined without including the Developer Fee or Developer Incentive Fee) and (b) the Cost of the Work actually incurred to achieve Final Completion of the Project.

        1.16. "EVENT OF DEFAULT" means any one or more of the events set forth in Section 7.1.

        1.17. "FACILITY AGREEMENT" means that certain Facility Agreement entered into by and between American Health Properties, Inc., a Delaware corporation and Guarantor.

        1.18. "FINANCIAL STATEMENTS" means for any Fiscal Year or other accounting period for a Person, audited statements(with the exception that Financial Statements of Tenant shall not be required to be audited and shall be certified as true, correct, accurate, complete and fairly presenting the financial condition of Tenant by a representative of Tenant authorized to make such certification) of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year of that Person to the end of such period and the related balance sheet as at the end of such period together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year of the Person, and prepared in accordance with generally accepted accounting principles consistently applied, except as noted.

        1.19. "FISCAL YEAR" means the financial accounting year for a Person. Developer's and Guarantor's Fiscal Year ends on June 30 of each calendar year.

        1.20. "FINAL COMPLETION" or "FINALLY COMPLETED" and words of similar effect shall mean the fulfillment of all of the following conditions:

                (a) Substantial Completion of the Work in accordance with the Plans and Specifications;

                (b) expiration of all statutory periods for the filing of any mechanics', materialmens', suppliers' or similar liens without any such liens being filed and the receipt by Owner of an endorsement to the title policy referred to in Section 4.1((c))((9)) in form and substance satisfactory to Owner, issued by the Title Company insuring Owner against


                                       4.

        any loss Owner may sustain by reason of any statutory liens for labor or material arising out of any Work;

                (c) an affidavit of the Architect, in form satisfactory to Owner , that all payrolls, bills for materials, supplies, labor, services, equipment and other indebtedness or obligation connected with the Work for which Owner, Developer or the Property might in any way be responsible, have been paid or otherwise satisfied;

                (d)     consent of the surety, if any, to final payment; and

                (e) any other data which may be required by Owner to establish the issuance of the Government Approvals (excluding a medicare provider number from the Health Care Financing Administration of the United States Department of Health and Human Services) and the payment or satisfaction of all such obligations including, without limitation, receipts, releases and waivers of liens which might arise out of the performance of the Work and other documentation, to the extent and in such form as may be designated by Owner.

        1.21. "GOVERNMENTAL AGENCY" means, as relates to the Project, (a) any government or municipality or political subdivision of any government or municipality, (b) any assessment, improvement, community facilities or other special taxing district, (c) any governmental or quasi-governmental agency, authority, board, bureau, commission, corporation, department, instrumentality or public body, (d) any court, administrative tribunal arbitrator, public utility or regulatory body, or (e) any central bank or comparable authority.

        1.22. "GOVERNMENT APPROVALS" shall mean all certificates, permits and licenses required to be obtained from any Governmental Agency or other governmental authority or instrumentality, necessary or desirable in connection with the beneficial use and occupancy of the Project and the operation of the Facility as a [____]-unit assisted living facility, including without limitation, a certificate of occupancy for the Facility (or other similar evidence of the right to legally occupy the Project), a license as a [____]-unit assisted living facility from the appropriate Governmental Agency(ies), if required to obtain payment for services to be rendered by or at the Facility, a medicare provider number from the Health Care Financing Administration of the United States Department of Health and Human Services and all other approvals required by any applicable Laws for the operation of the Facility as a fully and duly licensed, [___]-unit assisted living facility, including without limitation, approvals required by state and federal environmental protection agencies and the Federal Flood Plane Protection Act of 1973, as amended.

        1.23. "HARD COSTS" means the costs incurred or paid by Developer in connection with the Work and in accordance with the Approved Budget and this Agreement for (a) costs of materials, supplies and equipment incorporated into the Work (including the costs of transportation thereof), (b) payments made by the Developer to the Contractor or to the subcontractors thereof for Work performed pursuant to the Contractor Agreement or other construction contracts or subcontracts entered into in accordance with this Agreement, (c) wages paid for labor in the direct employ of the Contractor in the performance of the Work and the costs of contributions, assessments or taxes incurred during the performance of the Work for such items as unemployment compensation and


                                       5.

social security, insofar as such cost is based on wages, salaries or other remuneration to employees of the Contractor which are otherwise included within the Cost of the Work and (d) other costs incurred for labor, equipment, materials or supplies which are incurred in the performance of the Work, if and to the extent specifically listed as a line item in the Approved Budget or otherwise approved in advance in writing by Owner.

        1.24. "HAZARDOUS SUBSTANCES" means any hazardous or toxic material or waste which is regulated by any authority of or operating under the authority of any local or municipal government, the State, or the United States of America or which may require remediation at the behest of any governmental or quasi-governmental agency or which may cause a detriment to or impair the value or beneficial use of the Land or Improvements or cause a health, safety or environmental hazard on, under or about any portion of the Property, including, without limitation, any material or substance which is: (1) petroleum or a petroleum by-product or a fraction, derivative or product of the decay or decomposition thereof; (2) asbestos or an asbestos containing material in any form; (3) a hydrocarbon or similar substance; (4) PCB; (5) formaldehyde; (6) medical waste, (7) radioactive, (8) flammable or explosive; (9) leaked or released from any underground storage tanks; (10) listed as a "toxic pollutant" pursuant to Section 311 of the Federal Pollution Control Act (33 U.S.C. Section
1317) including any amendments thereto; (11) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903) including any amendments thereto; (12) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.
Section 9601) including any amendments thereto; (13) listed in the United States Department of Transportation Table (49 CFR ss. 172.101) or by the U.S. Environmental Protection Agency as a hazardous substance; (14) any material, waste or substance which is governed, regulated, listed and/or defined under any Laws of the State or in the regulations or judicial or administrative orders, decisions or decrees promulgated pursuant to any of the foregoing State or federal laws. The foregoing list of definitions and statutes is intended to be illustrative and not exhaustive, and such list shall not be deemed to include all definitions and laws applicable to the subject matter contained herein, all such laws being included within the definition of Laws.

        1.25.   "IMPOSITIONS" means all (A) taxes (including without limitation
(i) all real property taxes imposed upon the Property, Facility or the Project
(ii) all personal property taxes imposed upon any portion of the Property, Facility or Project, and (iii) all ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes relating to or imposed upon the Property, or, Tenant or its business conducted upon any portion of the Property or from within the Facility), (B) assessments (including without limitation all supplemental real property tax assessments or assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), (C) any other covenants, conditions or restrictions of record with respect to the Property, water, sewer or other rents and charges, excises, tax levies, fees (including without limitation license, permit, franchise, inspection, authorization and similar fees) and (D) all other governmental, quasi-governmental or private charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character or nature whatsoever with respect to or connected with the Property, the Facility, the Project or


                                       6.

the business conducted thereon or therein by Tenant (including all interest and penalties thereon due to any failure or delay in payment thereof) which at any time may be assessed or imposed on or with respect to, or may be a lien upon (a) Owner's interest or investment in the Property, (b) the Property or any part thereof or any rent therefrom or any estate, right, title or interest therein or
(c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Property or the leasing or use of the Property or any part thereof by Tenant. For the purposes of this definition, the term "real property tax" shall mean all taxes which are imposed, levied or assessed upon or with respect to the Property, the Building, the Land, or any portion thereof (including increases in real property taxes which are imposed as a result of a transfer, either partial or total, of Landlord's interest in the Property or which are added to a tax or charge hereinbefore included within the definition of real property tax by reason of such transfer or which are imposed by reason of this transaction, any modifications hereto, or any transfers hereof or which are caused by reason of any new construction in or to the Property). Notwithstanding the foregoing provisions of this definition to the contrary, "Impositions" shall not include (1) any tax based on the net income of Landlord, unless such tax is levied, assessed or imposed expressly in lieu of a charge, tax or assessment which otherwise would constitute an Imposition, in which case the substitute tax, assessment, tax levy or charge shall constitute an Imposition even if it is measured by the net income of Landlord or (2) a real property stamp, documentary transfer or similar tax payable with respect to the conveyance to a Person other than Tenant, Balanced Care or the wholly-owned subsidiary or 100% shareholder of either.

        1.26. "IMPUTED INTEREST" shall mean an amount, calculated by applying the Advance Rate (or if applicable the Default Rate) to the sum of (i) costs incurred by Owner in connection with the administration, operation, preparation and negotiation of the Transaction Documents (including this Agreement) and (ii) each and every Construction Advance, for the period beginning on the date of each such cost is incurred or each such Construction Advance is made (as applicable) through and including the date of determination, and aggregating the results so obtained. Owner shall not be obligated to make any cash disbursements of imputed interest.

        1.27. "INSPECTING ARCHITECT" means those employees, representatives, architects, engineers or other agents of Owner who may, from time to time, inspect the Project or offer other services related thereto, before, during and after the construction of the Project and the performance of the Work

        1.28. "LAWS" means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, common law, decrees and injunctions affecting the Property, the Project or the Facility or the maintenance, construction, use, alteration, occupancy or operation of any of the foregoing, whether now or hereafter enacted and in force (including any of the foregoing which may require repairs, modifications or alterations in or to the Work or the Project), all permits, licenses, franchises, authorizations, land use entitlements, zoning and regulations relating thereto, and all covenants, conditions, agreements, restrictions, obligations and encumbrances contained in any instruments, either of record or known to Developer, Guarantor or either of their shareholders or Affiliates, at any time in force affecting the Project or the Work, including, without limitation, the Americans with Disabilities Act and regulations thereunder, the


                                       7.

Fair Housing Act and regulations thereunder, and all Laws, ordinances and regulations relating to zoning, building codes, set back requirements and environmental matters..

        1.29. "LEASE" means that certain Lease Agreement of even date herewith between Owner and Tenant.

        1.30. "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, equitable or other charge or encumbrance, or the option or right to acquire any such item, except for ad valorem real estate taxes that are timely paid.

        1.31. "MAXIMUM PROJECT AMOUNT" means the maximum project amount stated on the Approved Budget, subject to any increases, reallocations or other modifications as shall be made only upon Owner's prior written consent, which consent may be given or withheld in Owner's sole discretion.

        1.32. "PERSON" means any natural person or legal entity, whether an individual, trustee, corporation, partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association or firm, joint venture, Governmental Agency or otherwise.

        1.33. "PLANS AND SPECIFICATIONS" means the plans and specifications for the construction of the Project referred to and defined in Section2.1 ((d)) and Section2.2((d)) and listed on Exhibit C attached hereto.

        1.34. "REMEDY" means any right, power or remedy whether available to a Person at law, in equity or otherwise.

        1.35. "SHORTFALL FUNDING AGREEMENT" means that certain Shortfall Funding Agreement between Balanced Care and Tenant of even date herewith.

        1.36. "SOFT COSTS" means costs incurred or paid in connection with the Work, in accordance with the Approved Budget and this Agreement, for the Commitment Fee, Developer Fee, Developer Incentive Fee, title insurance premiums, survey charges, engineering fees, architectural fees, real estate taxes during the period of construction, premiums for insurance during construction to the extent required to be maintained pursuant to this Agreement, legal fees and other expenses (other than the Hard Costs of the Work) which are, in accordance with sound accounting practices, capital expenditures.

        1.37. "SUBSTANTIAL COMPLETION" means the occurrence of both (a) the completion of all Work required under the Plans and Specifications (excluding minor mechanical adjustments and minor touch-ups and finishing details which would not interfere with the occupancy and use of the Project as an assisted living facility) in conformity with the Plans and Specifications and (b) the issuance of all Government Approvals.


                                       8.

        1.38. "TAXES" means all taxes, assessments, charges, fees and levies (including interest and penalties) and other Impositions imposed, assessed or collected by any Governmental Agency.

        1.39. "TENANT" means Assisted Living Operators at ____________, a Delaware limited liability company.

        1.40. "UNAVOIDABLE DELAY" means delays which occur in the performance of the Work due to causes beyond Developer's control such as strikes, acts of God, war, civil unrest, natural disaster, insurrection, unforeseeable shortages of material or labor, or other causes similarly beyond the control of Developer (financial inability of Developer or Guarantor excepted).

        1.41. "VOTING SHARES" of any corporation means shares any class or classes (however designated) having ordinary voting power for the election of at least a majority of the members of the board of directors (or other governing bodies) of such corporation, other than shares having such power only by reason of the happening of a contingency.

        1.42. "WORK" means all work required in accordance with the Plans and Specifications to Finally Complete the Project.

2.      THE PROJECT.

        2.1.    Development of Project. Developer shall:

        (a) prepare a final, accurate, itemized breakdown of the costs of construction of the Project on a line-item by line-item basis (the "INITIAL BUDGET"), a true and correct copy of which is attached hereto as Exhibit B, submit the Initial Budget for review and comment by Owner and thereafter to revise the Initial Budget to reflect the reasonable comments and revisions proposed by Owner until both Owner and Developer have approved the Initial Budget as so revised (and upon such approval the approved budget shall be the "APPROVED BUDGET" for all purposes of this Agreement); provided that in no event shall the Cost of the Work payable with respect to the acquisition or installation or delivery of unaffixed personal property exceed ten percent (10%) of the total of all Hard Costs;; and

        (b) prepare a detailed, itemized time schedule for the completion of each phase of construction of the Project and an itemized breakdown of the estimated times of commencement and completion of the Work on a trade-by-trade basis , submit the proposed schedule to Owner for its review and comment and thereafter revise the proposed schedule to reflect the reasonable comments and suggestions of Owner until both Owner and Developer have approved the schedule as so revised (and upon such approval the approved schedule shall be the "PROJECT SCHEDULE" for all purposes of this Agreement); and

        (c) develop, construct and Complete the Project for a cost to Owner (as set forth on the Approved Budget) of less than or equal to the Maximum Project Amount, including all Costs, Developer's Fees, Developer's Incentive Fee, Contingency, Fees and accrued Imputed Interest on Construction Advances made by Owner (which interest shall accrue, in the absence of


                                       9.

any Event of Default, at the Advance Rate and, during the continuation of any Event of Default, at the Default Rate, on all sums advanced or deemed to be advanced and shall be posted on the first of each month),; and

        (d) cause the construction of the Project to proceed in accordance with the requirements of this Agreement and in accordance with the plans and specifications reviewed and approved by Owner, as described in Exhibit C (the "Plans and Specifications") as modified from time to time with Owner's approval as contemplated in Section 2.2((d)); and

        (e) obtain or execute a Contractor Agreement for the Project with the Contractor, which Contractor Agreement shall state a fixed price (stipulated sum) or guaranteed maximum amount (cost plus fee subject to guaranteed maximum amount) for the performance of all Work required to open the Facility, such contract to be substantially in the form set forth in Exhibit D; and

        (f) satisfy any requirements set forth in the Lease (including without limitation the fulfillment to the occurrence of the "Commencement Date" thereunder) or sought to be imposed by Tenant relating to acceptance of occupancy of the Property, the Project or any portion of either or commencement of rent; and

        (g) obtain all building permits and other permits and authorizations required to commence the construction of the Project and commence construction of the Project within [four (4)] months after the closing of the acquisition of the Property by Owner; and

        (h) cause Substantial Completion of construction and equipping of the Project on or prior to the Completion Date, in accordance with the Plans and Specifications, free and clear of all liens or claims therefor, in accordance with all Laws and any licensure requirements, and so as to permit the "Primary Intended Use" described in the Lease. Developer shall comply with and timely satisfy each of the terms and conditions (including, but not limited to, the conditions for obtaining Construction Advances from Owner) pursuant to this Agreement for the Final Completion of the Project and the opening of the Facility, all as more particularly hereinbelow set forth.

        2.2. Developer's Services. Until Final Completion of the Project or termination as provided in Sections 7.2((b)), 11.2 or 12.8 below, Developer, acting within the parameters of the Approved Budget and the Plans and Specifications covenants and agrees to perform, fully, timely and completely, the following duties for the benefit of Owner:

        (a) Negotiation of Contracts. Cause the preparation and negotiation of all contracts, purchase orders, change orders and similar documents necessary to construct the Improvements and complete them in accordance with the Plans and Specifications;

        (b) Obtaining Permits. To coordinate with all applicable federal, state, county and city Governmental Agency the obtaining and securing of all necessary permits, authorizations and approvals to permit the Primary Intended Use of the Project as stated in the Lease; and


                                      10.

        (c) Negotiating of Utility Service. To negotiate the provision of utilities to serve the Property and the Project as required in accordance with the Plans and Specifications; and

        (d) Plans and Specifications. To submit any revisions to the Plans and Specifications to Owner for its approval in accordance with this Agreement, and to execute and cause the Prime Architect to execute and deliver to Owner an assignment of the Architect Agreement and consent thereto (the "ARCHITECT ASSIGNMENT") in the form attached hereto as Exhibit E;

        (e) Supervision; Payment and Completion of Work. (a) to cause the Contractor to perform all of the Work required to Finally Complete the Project,
(b) to cause the preparation and negotiation of all contracts, purchase orders, change orders and similar documents necessary to construct the Project and Finally Complete the Project in accordance with this Agreement and the Plans and Specifications, (c) to supervise and monitor the construction of the Project and the compliance by the Contractor, the Architect and all other persons supplying labor, equipment or materials to the Work with all terms and conditions of their respective contracts and with all applicable Laws, using Developer's best skill and attention, (d) to execute and cause the Prime Contractor to execute and deliver to Owner an assignment of the Contractor Agreement and consent thereto (the "CONTRACTOR ASSIGNMENT") in the form attached hereto as Exhibit F, (e) to pay, as and when due, all of the Cost of the Work and all other costs or expenses required to cause Substantial Completion of the Project prior to the Completion Date and thereafter to cause the Final Completion of the Project, from Construction Advances required to be made hereunder but to the extent such Construction Advances are not so required, then regardless of whether the Construction Advances hereunder are sufficient therefor and (f) to cause Substantial Completion of the Project to be free and clear of any and all Liens or other encumbrances, prior to the Completion Date, in strict accordance with the Plans and Specifications (and without limitation on the foregoing, Developer shall be responsible for assuring that all building permits and other Government Authorizations have been obtained and the Project is commenced within four (4) months of acquisition of the Property by Owner and is completed, licensed and certified for occupancy as an assisted living center within the earlier of twelve (12) months (unless extended by Owner in Owner's reasonable discretion) from commencement of construction or the date required by any regulatory approvals, and the Contractor's Agreement will obligate the general contractor to Finally Complete the Project;

        (f) Labor and Disputes. To make recommendations and render assistance for the development and administration of an effective labor resolutions program for the Work and the avoidance of labor disputes during construction;

        (g) Compliance with Laws. (a) to cause the construction of the Project (and all of the Work) to comply with all requirements of any federal, state or local Laws applicable to the construction, Final Completion and operation of the Project, so that the completed Project will qualify for (i) all Government Approvals, including without limitation, permits, certificates or accreditations necessary for the occupancy and licensure of the Facility as a duly licensed and medicare-approved [____]-unit assisted living facility and
(ii) approval of fire underwriters upon Substantial Completion, and (b) to assist Tenant, as the Operator of the Facility, in obtaining all Government Approvals, including without limitation, a license therefor from the appropriate


                                      11.

Governmental Agencies and any other permits or certificates required to be obtained by the operator of such a Facility;

        (h) Co-ordination with Architect. To coordinate with the Architect and any Inspecting Architect which Owner may retain from time to time for periodic inspections of the Project and the Work, in order to confirm that the materials furnished to the Work and the Work performed are in strict accordance with the Plans and Specifications and all Laws and that the Work continues to be performed in accordance with the Approved Budget and the Project Schedule;

        (i) Applications for Payment. To review and approve, in writing, and to obtain the Architect's (and, if required, the Inspecting Architect's) certification of all applications for payment submitted pursuant to the Contractor Agreement and this Agreement and prepare and submit to Owner requisitions for Construction Advances of the Costs of the Work in accordance with this Agreement;

        (j) Correction of Work. To cause the prompt and complete correction of any defect in the Work (including without limitation any defect in materials or workmanship provided by any Contractor or any subcontractor thereof) and to take appropriate steps to remedy the failure of the Contractor or any other person supplying labor, equipment or materials to the Work to perform all of such person's obligations under its agreement with Developer or Owner or Tenant;

        (k) Contracts. To make available to Owner true and correct copies of all contracts, subcontracts and material agreements and other agreements relating to the Work and the Project;

        (l) Assignment of Warranties. To deliver to Owner promptly upon receipt thereof true and complete copies of (a) all Government Approvals required in connection with the Project and the opening, use and occupancy of the Facility, (b) all warranties and guaranties received from any Person with respect to the Work or the Project and (c) duly executed and fully effective assignments of all guaranties and warranties issued for any Work performed or machinery, equipment or appliances incorporated into the Project and, in addition, to deliver to Owner, upon Substantial Completion of the Project an assignment of warranties in the form attached hereto as Exhibit G (the "Assignment of Warranties");

        (m) Construction Information. To furnish to Owner, within ten (10) days after the end of each calendar month prior to Final Completion of the Project a report in form and content satisfactory to Owner, certified as true, accurate and complete by Prime Contractor and Owner describing the current progress of the Work, a schedule of all Costs of the Work incurred through the date of such report and anticipated to be incurred during the forthcoming month (which schedule shall be itemized as to trade description and item (and itemized as to Soft Costs and any Contractor's overhead, administrative, mobilization and general conditions costs) and shall show the name of the Contractors providing work, labor, equipment or materials with respect thereto and a summary of all changes from previous reports delivered under this subparagraph; and,

        (n) Performance of Agreements. (a) to perform all of the other covenants and obligations of Developer under this Agreement and (b) to do all other things, undertake any and


                                      12.

all other actions and cause any and all third parties to undertake any and all other actions as may be required to Finally Complete the Project in a lien-free manner in accordance with the Plans and Specifications and the Approved Budget on or prior to the Completion Date.

        2.3. Trust Relationship. Developer accepts the relationship of trust and confidence established between it and Owner by this Agreement. Developer covenants with Owner to furnish its best skill and judgment and to cooperate with the Architect and Owner (and any Inspecting Architect engaged by Owner) in furthering the interests of Owner. Developer shall furnish efficient business administration and superintendence and shall cause (subject to Unavoidable Delay) the Contractor to furnish, at all times, an adequate supply of workmen and materials, and to perform the Work in the best way and in the most expeditious and economical matter, consistent with the interests of Owner. Except as expressly authorized in this Agreement, Developer has no right or authority of any kind for or on behalf of Owner.

        2.4. Guarantee. All obligations of the Developer under this Agreement are unconditionally guaranteed by Guarantor pursuant to the Completion Guarantee. Pursuant to the Completion Guarantee, the obligations of each of Developer and Guarantor shall be joint, several and primary and not secondary.

        2.5. Owner Cooperation. Owner shall take all reasonable and necessary steps to cooperate with Developer as necessary to enable Developer to discharge its obligations hereunder, provided, however, that Owner shall not be required to expend funds not provided for in the Approved Budget unless consented to by Owner in the exercise of its sole and absolute discretion.

3.       DEVELOPER FEES.

        In consideration of the Services to be provided by Developer pursuant to this Agreement, Owner shall pay to Developer the Developer Fee and, if earned, the Developer Incentive Fee at the times provided in this Section 3.

        3.1.    Payment of Developer Fee.

        (a) Upon the later to occur of the execution and delivery of this Agreement or the approval by Owner and Developer of the Approved Budget, Owner shall pay to Developer an amount equal to eighty-five percent (85%) of the Developer Fee as determined by reference to the Approved Budget; and

        (b) On the date the Final Construction Advance is paid to Developer in accordance with Section 4.4 , Owner shall pay the balance of the unpaid Developer Fee.

        3.2. Payment of Developer Incentive Fee. If both (a) the sum of all costs incurred by Owner in connection with the administration, operation, preparation and negotiation of the Transaction Documents (including this Agreement), plus all Construction Advances, plus Imputed Interest is less than or equal to the Maximum Project Amount and (b) the Project is Finally Completed on or prior to the Completion Date as revised by the final Project Schedule approved by Owner, then Owner shall pay to Developer, on the date the Final Construction


                                      13.

Advance is paid to Developer in accordance with Section 4.4 an amount equal to the Developer Incentive Fee.

        3.3. Limitation on Payment of Developer Fees. Notwithstanding the provisions of Sections 3.1 and 3.2 to the contrary, Owner shall not be obligated to pay the Developer Fee or the Developer Incentive Fee if such payment would increase the total amount paid or incurred by Owner under this Agreement to an amount in excess of the Maximum Project Amount unless Developer or Balanced Care (as guarantor under the Completion Guarantee) has funded the amounts required under Section 4.2((b)) of this Agreement.

4.      FUNDING OF CONSTRUCTION ADVANCES.

        4.1. General Conditions to Owner's Obligations. Owner's obligations under this Agreement, including its obligations to fund the first Construction Advance and all subsequent Construction Advances to Developer, are subject to the full and complete satisfaction of each and every one of the following conditions precedent:

        (a) Maintenance of Title and Leasehold. (1) Owner shall be entitled to the full use and possession of the Property pursuant to its Acquisition of the Property under the Property Acquisition Agreement and Assignment of Acquisition Rights without claim against Owner's title thereto for any reason and (2) Tenant shall be entitled to the full use and possession of the Property pursuant to the Lease, free and clear of all liens and encumbrances except such as have been approved by Owner in writing.

        (b) Maintenance of Agreements. The Contractor Agreement, the Architect Agreement and any other contracts or agreements relating to the Work shall be in full force and effect, without claim of default or modification, except as approved by Owner in writing. Owner shall have approved the form and substance of the Plans and Specifications, the Contractor Agreement and the Architect Agreement.

        (c) Delivery of Documents. Tenant and Developer, as appropriate, shall execute and deliver to, procure for and deposit with, and pay to, Owner, from time to time, in form satisfactory to Owner, and, if appropriate, record in the proper records with all filing and recording fees paid:

                (1) The Transaction Documents, duly executed by the parties thereto, each dated the Closing Date, the Assignment of Warranties, the Architect Assignment and the Contractor Assignment, duly executed by Developer and all other parties to the Architect Agreement and the Contractor Agreement;

                (2) If requested by Owner, a report by an examiner satisfactory to Owner of a search of the Uniform Commercial Code records of the [Indiana] Secretary of State and the County Clerk and County Recorder or County Register of [Vanderburgh] County, [Indiana], which shall show that, as of the date immediately preceding the date of each Construction Advance, there exist no security interests in the Property, except as approved by Owner in writing;


                                      14.

                (3) If requested by Owner, a copy of a soils and geological report prepared by a qualified geotechnical engineer addressed to Owner and a letter from Architect in form and content satisfactory to Owner stating that the structural foundations for the Project have been adequately designed considering soil conditions at the site, permitting assignment of the Plans and Specifications to Owner for their use in the Event of Default without responsibility on the part of Owner for the Architect's fees, and certifying as to compliance of the Plans and Specifications with applicable Laws, ordinances and regulations and such other matters as Owner shall reasonably request;

                (4) If requested at any time in writing by Owner, such information, including without limitation (a) true and correct copies of contracts and subcontracts, as Owner shall request relating to any Contractor or other person supplying equipment, labor or materials to the Work (including all Contractor Agreements and Architect Agreements) and (b) a list of all subcontractors engaged or to be engaged in connection with the Work, the form (approved by Owner) of the subcontract to be used to engage such subcontractor, the date of any subcontract entered into with such subcontractor, the scope of each subcontractor's work under each such subcontract, and a statement of the percentage of such work which has been completed at the time such information is provided to Owner;

                (5) Financial Statements of Tenant and Developer, in form and substance satisfactory to Owner, including a balance sheet and profit and loss statement, as of a date not more than 90 days prior to the Closing Date, together with affidavits from appropriate officers of each such party, each dated the Closing Date, to the effect that the same are accurate and that no material adverse change has occurred as of the Closing Date;

                (6) Such written opinions of Tenant and Developer's counsel, dated as of the Closing Date, in form and substance satisfactory to Owner and its counsel, to such effect as Owner may require;

                (7) The Approved Budget, and any revisions or updates thereto required under this Agreement, including: (i) breakdowns of the costs of all of the Work by trades, jobs and trade contractors and subcontractors, (ii) a breakdown of Soft Costs and Hard Costs and, (iii) if the Work is to be done in more than one stage, a separation of the costs of the elements of the Work by stage.

                (8) Policies of insurance as required in Paragraph 6.5 hereof;

                (9) An ALTA Extended Coverage Owner's Policy of title insurance (1970 Form) with respect to the Property, insuring or committing to insure that Owner has a valid fee interest in and to the Property and the Project, having the priority required by Owner, subject only to such exceptions and encumbrances which Owner may, in its sole discretion, approve in writing (the "Permitted Exceptions"), along with
        (i) such endorsements and reinsurance as Owner may require and (ii) the issuer's commitment to endorse, extend and date down such policy of title insurance as of the date of each Construction Advance under this Agreement, as made, up to the sum of the Maximum Project Amount and Transactional Costs, such policy to be issued by First American Title


                                      15.

        Insurance Company or other carrier or carriers acceptable to Owner (the "TITLE COMPANY");

                (10) An ALTA survey of the Property certified by a civil or registered engineer or land surveyor acceptable to Owner and showing (i) the locations of any buildings, easements, rights of way and encroachments affecting the Property, (ii) all improvements therein are within the lot lines and in compliance with any restrictions of records or Laws relating to the location thereof, (iii) the location of set-back lines, (iv) no easements or other conditions exist which would preclude the Final Completion of the Project in accordance with all Laws, and (v) such other details related thereto as Owner may request, which survey shall be acceptable to Owner in all respects and which shall be updated from time to time as may be reasonably requested by Owner;

                (11) Evidence satisfactory to Owner that all utility services necessary to obtain the Governmental Approvals or otherwise necessary for the Final Completion of the Project in accordance with the Plans and Specifications and the effective operation of the Facility, including without limitation water, storm and sanitary sewer, oil or gas, electric and telephone facilities, are available at the boundary of the Property and are of sufficient capacity to adequately service the Property in accordance with all Laws and requirements of all Governmental Agencies having jurisdiction over the Property or the operation of the Facility;

                (12) Evidence satisfactory to Owner of compliance of the Plans and Specifications with all lease, deed, zoning and plan restrictions and with all applicable building, zoning, subdivision, land-use, health, sanitation, environmental protection and other Laws, ordinances and regulations of Governmental Agencies;

                (13) The written report of (i) a qualified geotechnical or engineering firm approved by Owner concerning the presence of Hazardous Substances on or in the Property, such report to disclose, at a minimum
        (1) the results of a review of prior uses of the Property disclosed by local public records, (2) contacts with local officials to determine whether any record exists with respect to the disposal of Hazardous Substances at, on or in the Property, (3) if deemed necessary by such firm, or by Owner, the results of soil samples and groundwater samples consistent with the highest recognized standard of engineering practice and (4) evaluation of the surrounding areas for sensitive environmental receptors, such as drinking water wells or aquifers, hospitals and schools and for potential environmental hazards of any nature. In addition, such report shall confirm that there is no condition existing on or about the Property which is likely to require remediation and (ii) a registered soils engineer, approved by Owner, containing the results of appropriate soils tests and foundation recommendations;

                (14) Three complete sets of the Plans and Specifications in final form approved and initialed by Tenant and Developer and Owner or letter identifying and approving same and signed by said parties;

        (d) Transaction Documents. The Transaction Documents shall be in full force and effect without modification or claim of default.


                                      16.

        4.2.    Construction Advances.

        (a) Construction Advance Accounts. All Construction Advances will be made by wire transfer to an account designated in writing by Developer. All costs incurred in connection therewith shall be included in the Cost of the Work. At its election, Owner may make arrangements to have the amount of any Construction Advance (or portion thereof) paid over to Contractor for the account of Developer or may elect to pay any Construction Advance by issuing a check jointly payable to Developer and the Contractor and any other person supplying labor, equipment or materials to the Work ("Joint Checks"). Alternatively, any such Construction Advance may be deposited, at Owner's election, in an appropriately designated and controlled special bank account established for such purpose, and the execution of this Agreement by Developer shall and hereby does constitute an irrevocable direction and authorization so to advance Construction Advances. No further discretion or authorization from Developer shall be necessary to warrant such direct advances or advance by Joint Check and all such advances shall satisfy pro tanto the obligations of Owner hereunder as fully as if made as direct cash Construction Advances to Developer regardless of the disposition thereof made by Developer or the inability of the Developer to obtain the endorsement of all payees on any Joint Check. Owner may elect to advance Construction Advances in such other manner as Owner may reasonably determine. Developer shall cause each Construction Advance under this Agreement to be paid to the persons specified in the "Requisition" (as defined in Section 4.3((a))((1))) giving rise to such Construction Advance immediately after each Construction Advance.

        (b) Deposit of Additional Funds. Developer agrees that if, at any time and for any reason, Owner shall determine in consultation with the Architect or the Inspecting Architect, if any, that (a) the undisbursed balance of the Maximum Project Amount less Imputed Interest (i.e., the Maximum Project Amount less the sum of the Commitment Fee plus previous Construction Advances and Imputed Interest thereon) is or becomes insufficient to Finally Complete the Project and permit the opening of the Facility or (b) the undisbursed balance of any line-item on the Approved Budget (i.e., the amount stated for such line-item on the Approved Budget less the sum of previous Construction Advances on account of that line-item plus Imputed Interest thereon) is or becomes insufficient to complete such line-item and the total cost necessary to complete such line item (including the sum of all prior disbursements plus Imputed Interest thereon) exceeds 105% of the amount stated in the Approved Budget therefor, as applicable, as set forth in the Plans and Specifications (regardless of how such condition may be caused), Developer will, within 15 days after written request by Owner, either deposit with Owner such funds as will be necessary to complete the Project and permit the opening of the Facility or such funds in excess of 105% of the amount stated in the Approved Budget for such line item, as applicable, (as determined in Owner's good faith judgment) or otherwise provide Owner with security satisfactory to Owner that such funds are available to Developer to complete the Project, open the Facility or complete the line item, as applicable.

        4.3. Conditions to Construction Advances. In addition to the conditions stated in Section 4.1, no Construction Advance shall be made by Owner unless each and every one of the following conditions is fulfilled to Owner's satisfaction:


                                      17.

        (a) Notice of Progress Payments and Accompanying Documents. At least ten business days before the date upon which any Construction Advance is desired, but not more than once in each calendar month unless Owner assents to more frequent requisitions (without obligation to do so), Developer shall give notice to Owner, specifying the total advance which is desired, accompanied by:

                (1) Developer's requisition in substantially the form of Exhibit H attached hereto, certified as true and correct by Developer, together with (i) current invoices for the full amount covered by the requisition and a statement of the purpose for which the current advance is desired, (ii) an Application and Certificate for Payment (AIA Document G702), executed by the Prime Contractor and Prime Architect (and if required by Owner in its sole and absolute discretion by any Inspecting Architect), showing in complete detail all monies paid out or costs incurred on account of Cost of the Work since the prior Requisition and specifying the particular line-items on the Approved Budget from which each portion of the Construction Advance is to be made and the percentage of completion of each such line-item, and (iii) a Continuation Sheet (AIA Document G703) (collectively, the "REQUISITION");

                (2) The written certificate of the Prime Architect (and, if required by Owner in its sole and absolute discretion, of any Inspecting Architect) in substantially the form attached hereto as Exhibit I ;

                (3) An endorsement issued by the Title Company (or adequate assurances from the Title Company that it is committed to issue such endorsement), as of the date of the making of such Construction Advances, stating that there are no liens or other encumbrances on the Property, the Project or the Facility (other than real estate taxes for the then current year payment of which is not in default and the Permitted Encumbrances) nor any instruments of record under which such lien or encumbrance may be obtained;

                (4) If required by Owner, lien releases with respect to progress payments for any Contractor not receiving final payment and with respect to final payment for all other Contractors and otherwise as contemplated in Section 4.5 and/or satisfactory evidence that Developer has procured, and delivered to Owner copies of, receipted bills or other evidence of payment by Developer, reasonably acceptable to Owner, showing payment out of the proceeds of prior Construction Advances to all parties who have furnished equipment, supplies, materials or performed labor of any kind in conjunction with the construction of the Facility and who were to have been paid therefor, subject to amounts being withheld by Developer in good faith as a result of any bona fide dispute conducted in accordance with Section 6.16 or Section 8 of this Agreement and as disclosed in writing to and approved in advance by Owner;

                (5) If required by Owner, inspection of and an acceptable report on the Improvements by the Inspecting Architect, if any, as to work actually done during the preceding period or periods;

                (6)     a survey by the engineer or surveyor referred to in
        Section 4.1((c))((10)) hereof as of a date within 20 days following the pouring of the foundation of the Facility showing the items specified in
        Section 4.1((c))((10)) and no encroachment of the


                                      18.

        improvements on the Property on any boundary line, easement, building setback line or other restricted area;

                (7) The Approved Budget and Project Schedule approved by Owner in accordance with this Agreement; and

                (8) Such other items as Owner may reasonably require, including without limitation all materials which Developer receives or is entitled to receive from the Contractor.

        (b) No Defaults. Developer shall not be in default of any of its obligations under this Agreement or the Transaction Documents (and no event shall have occurred which, with the giving of notice, lapse of time or both, would constitute such a default) and all representations and warranties of Developer and Tenant made in this Agreement or in any of the other Transaction Documents shall be true and correct as of the date of each proposed Construction Advances with the same effect as if made on such date.

        (c) Aggregate Construction Advances Less than Maximum Project Amount. The amount of the Construction Advances requisitioned by Developer will not cause the aggregate amount of Construction Advances (inclusive of all Developer Fees and Developer Incentive Fees paid to Developer) plus all costs incurred by Owner in connection with the administration, operation, negotiation and preparation of the Transaction Documents, including this Agreement, plus all Imputed Interest at the time of such Construction Advances to exceed the Maximum Project Amount.

        (d) No Condemnation. No portion of the Property or the Project shall be the subject of any proceeding by any Governmental Agency for the condemnation, seizure, or appropriation thereof, nor the subject of any negotiation for sale in lieu of condemnation, seizure or appropriation. Neither the Facility nor the Property shall have been materially damaged or destroyed by fire or other cause (or if so damaged or destroyed, Developer shall have deposited sufficient proceeds with Owner to replace all Work which must be demolished, removed or replaced).

        (e) Satisfactory Inspections. Owner shall have received satisfactory evidence that the Work and the Project are progressing as indicated in each Requisition and Architect's Certification, including, if so requested by Owner, evidence of satisfactory completion of any required inspections of any Governmental Agencies having jurisdiction over the Property, the Project or the Facility.

        (f) No Proceedings. There shall be no actions, suits or other proceedings pending or threatened against or affecting, Developer, Guarantor, the Project, Architect or Contractor at law, in equity or before any Governmental Agency (including without limitation any licensing board with jurisdiction over Architect or Contractor) which, if adversely determined, would substantially impair the timely Final Completion of the Work and the Project and the opening of the Facility.


                                      19.

        (g) No Adverse Change. No event or circumstance shall exist, in the reasonable judgment of Owner, which would preclude completion of the Project in compliance with all Laws, in accordance with the Approved Budget and the Project Schedule, on or before the Completion Date.

        4.4. Additional Conditions to Final Advance. In addition to the items required under Sections 4.1 and 4.3 , the following items shall also be furnished by Developer to Owner prior to the final Construction Advances under this Agreement (which final Construction Advances shall include the unpaid balance of the Cost of the Work, including the retention described in Section 4.8, but in no event shall the total Construction Advances plus Imputed Interest exceed the Maximum Project Amount; provided, however, that, to the extent that minor pick-up work and other punch-list items costing less than $100,000 in the aggregate remain to be completed at the time Developer would otherwise be entitled to the final Construction Advances under this Agreement, Owner shall retain from such Construction Advances a sum equal to 150% of the Architect's, or at the election of Owner, the Inspecting Architect's, estimate of the cost of completing all such punch-list and pick-up items until such items have been completed to Owner's satisfaction):

                (1) Certificates of Final Completion of the Project, in form and substance reasonably acceptable to Owner, of the Prime Architect and the Inspecting Architects, if any;

                (2) Evidence of the Final Completion of the Project, satisfactory to Owner, including without limitation, evidence of the issuance of all Government Approvals;

                (3) An endorsement issued by the Title Company which insures that the Project has been completed free of all mechanics', materialmen's, supplier's and similar liens and claims thereof;

                (4) Evidence that Tenant, under the Lease, is in possession of the Property and that the Commencement Date under the Lease has occurred;

                (5) An "as-built" survey by the engineer or surveyor referred to in Section 4.1((c))((10)) hereof as of the date of Final Completion of the Project showing the items specified in Section 4.1((c))((10)); and

                (6) Evidence that Developer has caused the Contractor to provide a lien waiver and affidavit of payment of all subcontractors, laborers and materialmen; and

                (7) Recordation of a valid notice of completion of the Project as necessary to establish the commencement of the shortest statutory period for the filing of mechanics', materialmen's, supplier's and similar liens.

        4.5. Lien Releases and Contest. In connection with and as a condition to the payment of any Construction Advances, Owner may require lien releases or affidavits from, or the submission of other appropriate forms by, Developer, Contractor, trade contractors, subcontractors, suppliers or materialmen, as Owner may deem desirable; provided that Developer shall have the right to contest in good faith the validity of any such lien if Developer shall at


                                      20.

Owner's option either (a) fully bond against the lien in a manner sufficient to remove the lien from record title to the Property or (b) first deposit with Owner security satisfactory to Owner in such amounts as Owner shall reasonably require, but not more than 150% of the amount of the claim, and provided further that Developer shall thereafter diligently proceed to cause such lien to be removed and discharged.

        4.6. Quality of Work. No Construction Advances shall be due or paid to Developer unless all Work to the requested date of such Construction Advances is completed in a good and workmanlike manner, in compliance with all Laws and the Plans and Specifications and without defects, but Owner may make Construction Advances before the same shall become due if Owner, in its sole and absolute discretion believes it advisable so to do, and all such Construction Advances shall be deemed to have been made pursuant to this Agreement.

        (a) The making of any Construction Advances shall not be deemed an approval or acceptance by Owner of the Work theretofore done or materials theretofore furnished.

        (b) Owner shall not be required to make any Construction Advances hereunder until the Requisition therefor is approved by its representatives making any investigations which Owner deems necessary.

        4.7. Limitation on Construction Advances. Owner shall not be required to disburse an aggregate amount for any line-item of labor, materials, equipment, supplies or services during each stage of construction of the Project, which exceeds 105% the amount allocated to that line-item in the Approved Budget.

        4.8. Retention. Owner shall only be required to advance 90% of the Hard Costs requisitioned. The remaining ten percent of the amount requisitioned for Hard Costs, shall be held by Owner as retention, and shall be disbursed when the Project is Finally Complete (except for punch-list items or pick-up work aggregating less than $100,000 which shall be disbursed in the manner specified in Sections 4.1 and 4.3).

        4.9. Additional Construction Advances. Developer agrees that Owner shall assume no duty with respect to the Work except to make the Construction Advances as provided in this Agreement, subject to the conditions set forth in this Agreement. Owner shall, however, have the right, but not the obligation, to make Construction Advances to Developer in excess of the amounts Owner is obligated to make under this Agreement, as Owner may deem advisable for purposes of the completion of the Project, and in that event (a) all such additional Construction Advances shall be subject to and made pursuant to the provisions hereof, (b) Developer shall execute and deliver to Owner such promissory note(s), mortgages and other instruments as Owner may reasonably request in order to evidence and secure the repayment of such additional Construction Advances upon Owner's demand therefor and (c) such Construction Advances shall bear interest at a rate per annum equal to the lesser of the maximum rate of interest permitted by law or the Advance Rate from the date disbursed to the date such disbursement and all interest thereon is paid.


                                      21.

        4.10. Set-Off Against Construction Advances. Any sum, if any, which is payable by Developer or Tenant to Owner shall, at the election of Owner, be deemed a Construction Advance by Owner to Developer pursuant to the provisions of this Agreement and shall thereby diminish the amount which Owner would otherwise be required to disburse under this Agreement.

        4.11. Verification. Prior to the first Construction Advances, and as a condition to any further Construction Advances under this Agreement, Owner may take such action, and Developer hereby covenants and agrees to cooperate with and assist Owner in any such action as Owner may deem appropriate, to verify that the conditions precedent to Construction Advances under this Agreement have been fulfilled and that Developer has complied with the same. Without limiting the generality of the foregoing, prior to and as a condition to any Construction Advances, Owner may forward to any and all Contractors or other persons supplying labor, material, equipment or supplies to the Work, a request for verification in order to confirm the correctness of any information previously furnished to Owner by Developer pursuant to this Agreement. Developer hereby consents to Owner's direct contact with any Architect or Contractor or other person supplying material, equipment, labor or supplies to the Work. The return of such verification in form and substance satisfactory to Owner shall be a condition precedent to Construction Advances hereunder.

        4.12. Construction Advances Held in Trust. Notwithstanding anything to the contrary contained herein, Developer shall hold in trust all amounts disbursed pursuant to this Agreement exclusively for the payment of the Cost of the Work.

        4.13. Approvals by Owner. Prior to any Construction Advances under this Agreement, Owner shall approve the Approved Budget, the Project Schedule, the Plans and Specifications, the Architect Agreement and the Contractor Agreement as provided in this Section 4.13. Developer shall submit each of the foregoing documents to Owner as soon as possible and Owner shall, within 15 days after its receipt of each of the foregoing documents and any and all other information related thereto as Owner may reasonably request either (a) approve such document or (b) notify Developer, in writing, of Owner's reasonable and specific grounds for its disapproval of any such document. If Owner shall fail to notify Developer of its reasonable and specific grounds for its disapproval of any such document within the foregoing 15 day period, such document shall be deemed to have been approved. If Owner shall timely notify Developer of its reasonable and specific grounds for its disapproval of any such document, Developer shall, prior to any Construction Advances under this Agreement, revise such document and submit the revised document to Owner for its further consideration and approval. The foregoing process shall be repeated until all of the documents to be approved by Owner pursuant to this Agreement have been approved. Notwithstanding Owner's review and approval of any documents to be approved by Owner, such approval shall not in any way diminish the responsibilities of Developer under this Agreement and Owner shall not be responsible for the content of such documents or the compliance of such documents with the requirements of this Agreement or applicable Laws.

5.      REPRESENTATIONS AND WARRANTIES.


                                      22.

        5.1. Representations and Warranties of Developer and Guarantor. As a material inducement to Owner to enter into this Agreement, Developer and Guarantor represent and warrant to Owner that:

        (a) Formation and Qualification. Developer and Guarantor are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and are duly qualified and in good standing in the State, and have all requisite power and authority to enter into this Agreement and the Transaction Documents to which Developer or Guarantor is a party and to conduct their respective businesses and own and lease their respective properties.

        (b) Transaction Documents. The execution, delivery and performance of the Transaction Documents to which Developer and Guarantor are parties are within the Developer's and Guarantor's power and authority, have been duly authorized by all necessary action and do not and will not (1) require any authorization which has not been obtained, (2) contravene the Charter Documents of Developer or Guarantor, any applicable Laws or any agreement or restriction binding upon or otherwise affecting Developer or Guarantor or their respective properties, or (3) except to the extent created under the Transaction Documents, result in or require the creation or imposition of any Lien upon or with respect to any property now owned by Developer or Guarantor. No authorization of Developer or Guarantor is required for the enforcement by Owner of its Remedies under the Transaction Documents. Each Transaction Document, when executed and delivered, will constitute the legal, valid, and binding obligation of Developer and Guarantor, enforceable against Developer and Guarantor, as applicable, in accordance with its terms, except as enforcement may be limited by principles of equity, bankruptcy or similar Laws affecting the rights of creditors generally.

        (c) Financial Information. The Financial Statements of Developer and Guarantor which have been furnished to Owner fairly present Developer's and Guarantor's financial condition as at the dates of such Financial Statements and results of operations, properties or prospects of Developer and Guarantor. Developer and Guarantor have filed all tax returns required to be filed by them (and all such returns are true, accurate and complete in all material respects) and have paid all Taxes due pursuant to such returns or otherwise or in respect of any of their properties and to the current actual knowledge of Developer and Guarantor, no basis exists for additional assessments which have not been adequately reserved against in the Financial Statements referred to above except as expressly otherwise disclosed to Owner in writing by Developer or Guarantor.

        (d) Litigation and Other Matters. Except as otherwise disclosed in writing to Owner (1) no actions or other proceedings affecting or relating to Developer or Guarantor or any portion or aspect of the Project are pending or, to the best knowledge of Developer and Guarantor, threatened and (2) no actions or other proceedings are pending, or to the best knowledge of Developer or Guarantor, threatened against or affecting Developer or Guarantor or any of their property which (as regards both clauses (1) and (2) immediately preceding), if determined adversely to Developer or Guarantor, could materially impair the financial condition, operations, properties or prospects of Developer or Guarantor or the ability of Developer or Guarantor to perform their respective obligations under the Transaction Documents.


                                      23.

        (e) Hazardous Substances. To Developer's knowledge (a) no underground storage tanks are located on the Property or were located on the Property and subsequently removed or filled, (b) no asbestos or asbestos containing material has been or will be installed, used, incorporated into or disposed of on the Property, (c) no Hazardous Substances are located in the immediate vicinity of the Property, no property adjoining the Property is being used or has ever been used at any previous time for the disposal, storage, treatment, processing or other handling of Hazardous Substances nor has any property adjoining the Property been affected by any release of or contamination by any Hazardous Substances and (d) no investigation, administrative order or notice, consent order and agreement, litigation or settlement with respect to Hazardous Substances is proposed, threatened, anticipated or in existence with respect to any portion of the Property. The Property and its existing uses and, to Developer's knowledge after diligent investigation and inquiry, its prior uses comply and at all prior times have complied with all applicable Laws or other requirements relating to environmental matters or Hazardous Substances. There is no condition on the Property which (a) to Developer's knowledge is in violation of any applicable governmental or other requirements relating to Hazardous Substances, and (b) the Developer has not received any communication from any Governmental Agency or instrumentality or other party that any such condition exists. The Property is not currently on and, to the Developer's knowledge after diligent investigation and inquiry, has never been on any federal or state "Superfund" or "Superlien" list, nor is the Developer aware the Property is anticipated or threatened to be placed on any such list. With respect to any Property located within the State of Indiana, the Property is not subject to the Emergency Planning and Community Right to Know Act nor is it "property" within the meaning of Section 13-11-2-174 of the Indiana Code.

        (f) Documents and Other Information. All documents and other information delivered to Owner pursuant to any of the Transaction Documents to which Developer or Guarantor are parties are and will be complete and correct in all material respects at the time of delivery to Owner.

        5.2.    Representations and Warranties of Owner.

        (a) Formation and Qualification. Owner is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana and is duly qualified and in good standing under the Laws of the State of Indiana and has all requisite power and authority to enter into this Agreement, and each other Transaction Document to which it is a party and to conduct its business and own and lease its properties.

6.       DEVELOPER'S COVENANTS.

         Developer agrees that it shall comply with all of the terms and conditions of this Agreement and that it shall:

        6.1. Completion. Take all steps and use its best efforts to Finally Complete the Project as expeditiously as possible in accordance with the Plans and Specifications, prosecute the Work and construction of the Project without cessation except for delays caused entirely by Unavoidable Delays and, in all events, cause the Substantial Completion of the Project on or


                                      24.

before the Completion Date whether or not the Construction Advances under this Agreement are sufficient therefor. The Project shall be constructed entirely on the Property and shall not encroach upon or overhang any easement, right of way, building set-back line or land or property right of others without the prior written consent of Owner, which consent may be withheld in Owner's sole and absolute discretion.

        6.2. Title to Materials and Equipment. Use only "Fixtures" (as defined in the Lease), materials and equipment to which Developer has absolute title, except as otherwise specifically approved in writing in advance by Owner.

        6.3. Compliance with Laws. (i) Comply with all applicable building, fire, health, sanitation, environmental protection, land-use, subdivision and zoning ordinances and regulations and other Laws promulgated by any Governmental Agency or instrumentality, and all restrictions or other encumbrances affecting title to or Owner's leasehold interest in the Property, (ii) fulfill in every way the applicable requirements of any Governmental Agency or instrumentality having jurisdiction over the Property, the Work or the operation of the Facility and any board of fire underwriters and (iii) furnish Owner with such evidence thereof as Owner may reasonably require.

        6.4. Storage of Materials. Ensure that all materials supplied for, or intended to be utilized in, the construction of the Project, but not yet affixed thereto or incorporated therein, are stored on the Property or at such other location or locations as may be approved in advance by Owner in writing, with adequate safeguards, including such as may be reasonably required by Owner, to prevent loss, theft, damage or commingling with other materials.

        6.5. Insurance. Maintain or cause to be maintained policies of insurance fire, extended coverage against other hazards, all risk, builder's risk and any other insurance Owner may from time to time reasonably require (including property insurance with respect to any completed portions of the Project or the Work) and such additional insurance as may be required by the Contractor Agreement (or any other contract with any person supplying labor, material, equipment or supplies to the Work) and by applicable workers compensation laws, all with such companies and in such form and amounts and on such other terms as shall be reasonably satisfactory to Owner, insuring the Property and any Fixtures, materials, supplies, scaffolds, equipment, tools, furnishings and other property on the Property or acquired for use on the Property up to the full replacement cost of such property, naming Owner as the primary loss-payee and providing that loss proceeds shall be payable to Owner and providing that Owner's interest shall be insured regardless of any breach by Developer of any warranties, declarations or conditions of such policies. Developer shall also maintain broad form general public liability insurance regarding the Property and the Project in a minimum coverage amount with respect to any primary policy of $1,000,000 per person, $3,000,000 per incident and an additional excess or umbrella coverage of $10,000,000 combined single limit with a maximum deductible of $10,000, which general liability insurance shall name Owner as an additional named insured. All such policies shall be issued by insurers duly authorized to issue such policies within the State and shall require at least ten days' written notice to Owner prior to cancellation or modification thereof. Developer shall furnish Owner with certificates or other evidence satisfactory to Owner


                                      25.

of compliance with the foregoing insurance provisions (including duplicate original policies certified by the insurer if requested by Owner), and upon default continuing beyond applicable grace periods, Owner may act either in its name or as attorney for Developer (for that purpose by these presents Developer hereby irrevocably constitutes Owner its true and lawful attorney-in-fact, with full power of substitution, which power is coupled with an interest and Owner is hereby irrevocably so duly authorized and appointed with full power of revocation) in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts in payment of any loss. All of the foregoing policies shall be assigned to Owner upon request. All of the foregoing policies shall expressly waive any right of subrogation on the part of the insurer against Owner and its shareholder(s). Developer hereby waives any and all right to claim or recover against Owner and its directors, officers, shareholders, employees, agents, representatives, affiliates and their respective successors and assigns, for loss or damage to Developer or its property or the property of others under Developer's control from any cause insured against or required to be insured against by the provisions of this Section 6.5.

        6.6. Financial Information. Furnish Owner with Financial Statements of Guarantor, Developer and Tenant (including any regular statements which are delivered to any investors therein or investors in Tenant Parent), details relating to the financial condition of Guarantor, Developer and Tenant and such budgets and revisions of budgets as Owner may from time to time reasonably request in order to show the most current estimated cost of the Project, opening the Facility and the Work and the amount of funds required, at any given time, to Finally Complete the Project. In addition, upon the request of Owner, Developer shall furnish Owner (or the Person(s) designated by Owner) a certificate stating that no Event of Default exists under this Agreement or any other Transaction Document and setting forth such other information regarding the Developer, Guarantor, Tenant or the Project as Owner may reasonably request from time to time.

        6.7. Maintenance of Agreements. Maintain in full force and effect, without modification (except as approved by Owner in advance in writing), this Agreement, the Transaction Documents, the Architect Agreement, the Contractor Agreement and any and all other agreements between Developer and any persons supplying material, equipment, labor or supplies to the Work (collectively, the "Material Agreements") and any instruments or agreements relating thereto and perform all of its obligations under the Material Agreements.

        6.8. Notice of Certain Matters. Give forthwith to Owner notice of each of the following:

        (a) any claim of any party of any breach under this Agreement or the Material Agreements;

        (b) any event which, with the giving of notice, the passage of time, or both, would constitute a breach or default under this Agreement, the Material Agreements or any Transaction Document;

        (c) any litigation or claim affecting or relating to any one or more of the Transaction Documents, the Property, the Project, the Work or the Facility;


                                      26.

        (d) any dispute with any Governmental Agency relating in any manner to the Work, the Project or the Facility;

        (e) any commencement or threat of commencement of proceedings in condemnation, eminent domain or similar proceedings relating to the Property, the Project or the Facility

        (f) any circumstance which may render the Approved Budget inaccurate in any material respect; and

        (g) any other event which may cause a material adverse change in the condition of Developer or Guarantor.

        6.9. Prevention of Liens. Not permit the recording of nor suffer to exist any architect's, artisan's, materialman's, mechanic's or similar lien or stop notice relating to the Property, the Work, the Project or the Facility and not permit or suffer to exist any liens, mortgages, attachments (by trustee process or otherwise) or executions or levies thereon or on any insurance proceeds relating thereto or other encumbrances relating to the Property, the Work or the Facility, any materials stored thereon or therein, or any sums due or to become due to Developer hereunder and, in the event of recording of any such stop notice, encumbrance or lien, at the request of Owner, Developer shall immediately remove the same from the record by bonding, payment or otherwise. Without limitation on the foregoing, Developer shall (a) pay and discharge all claims for labor, materials, equipment or services furnished in connection with the Work or the Project and (b) take such action as Owner may demand to release Owner, the Property, the Work and the Facility from any obligation or liability with respect to any lien, stop notice or claim therefor made by any Person furnishing labor, services, equipment or materials to the Work or the Project.

        6.10. Payment of Assessments. Except to the extent being contested in good faith in accordance with Section 8 below, pay or cause to be paid prior to the time when interest or penalties would accrue thereon all Impositions relating to the Property or the Facility or the materials stored thereon or therein and furnish Owner within 30 days after the date upon which any tax, charge or assessment is due and payable, official receipts of the appropriate authority, or other proof as are reasonably satisfactory to Owner, evidencing the payment thereof.

        6.11. Damage or Destruction; Eminent Domain. If any casualty occurs, or if a taking occurs, immediately notify Owner and pay or cause to be paid the insurance proceeds or condemnation award, as the case may be, to Owner alone, to be applied in Owner's discretion, and in such order as Owner may determine, (a) to the reasonable costs of collection of such amounts, (b) to repayment to Owner of the outstanding amount of any loans received by Developer under Paragraph 6.8 of this Agreement, or (c) in accordance with this Agreement, as if payments from such proceeds or awards were Construction Advances hereunder, to the restoration, replacement and rebuilding of the Facility.

        (a) If the Property or the Facility or any part thereof shall be damaged by fire or other hazards against which insurance is held, if and when Owner releases each portion of the insurance proceeds for the repair and restoration of the Facility, Developer shall proceed with the


                                      27.

restoration thereof, in accordance with the Plans and Specifications and subject to all provisions of this Agreement and diligently prosecute the work of restoration to completion even though the insurance proceeds plus the remaining Construction Advances which Owner is obligated to make hereunder are not sufficient therefor. No part of the cost of such restoration shall be made the basis of any application for Construction Advances under this Agreement unless such proceeds of insurance shall first be exhausted in the restoration of the damage to the Facility.

        (b) If notwithstanding the requirements of Section 6.5 above, the proceeds of any insurance are paid to or otherwise received by Developer, Developer shall hold such proceeds in trust for the benefit of Owner and shall disburse all such funds to Owner for application as provided herein upon Owner's demand therefor without deduction or offset of any kind.

        6.12. Indemnification. Defend, hold harmless and indemnify Owner and its directors, officers, shareholders, employees, agents, representatives, affiliates and their respective successors and assigns from any claim arising from (a) the performance or non-performance of the Work, (b) Developer's, Contractors' and Architects' activities upon the Property and the activities of such persons', agents, subcontractors, employees, materialmen and suppliers, or
(c) injury or damage to persons or property which may arise in connection with the Facility, the Project, the Work or the Property.

        6.13. Inspections. Permit Owner or its representatives, including without limitation the Inspecting Architects, if any, to enter the Property at any reasonable time to inspect the progress and quality of the Work and to examine Developer's and Contractor's books of account so far as the same apply to the Property and the Work at such reasonable times as Owner may request for the purpose of determining Developer's compliance with the Plans and Specifications, Project Budget, Project Schedules, and the Material Agreements, and furnish Owner with such information as Owner may reasonably request for determining such compliance.

        6.14. No Material Changes. Not approve any material change in the Plans and Specifications or execute any material change order under the Contractor Agreement, any subcontract thereunder or under any other Agreement with any person supplying equipment, labor, material or supplies to the Work ("material change" and "material change order" shall refer to a change or change order exceeding $20,000 in cost so long as all change orders not requiring Owner's consent hereunder shall not aggregate more than $150,000) nor assign any such instrument or Developer's rights thereunder or under this Agreement or permit Tenant to enter into any lease relating to the Property without in each instance obtaining the prior written consent of Owner. With respect to any amendments or supplements to the Plans and Specifications, Developer shall file all such amendments and supplements with, and obtain all required Government Approvals from, all Governmental Agencies and instrumentalities. Copies of such approvals shall be filed forthwith with Owner.

        6.15. Sign. Upon request of Owner, erect a sign on the Property at a location selected by Owner indicating that the Facility is being financed by Owner (subject to compliance with the ordinances of the municipality in which the Property are located).


                                      28.

        6.16. Contests. To contest, vigorously and in good faith, any proceedings which may be filed seeking to enjoin or otherwise prevent or declare invalid or unlawful the construction, occupancy, maintenance or operation of the Facility (or any portion thereof) and, in the event of an adverse ruling or decision, to prosecute all allowable appeals therefrom, if deemed legally feasible by Owner, and without limiting the generality of the foregoing, to resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and to use its best efforts to bring about a favorable and speedy disposition of all such proceedings referred to in this Section 6.16. All such proceedings (including all of Owner's costs and reasonable fees and disbursements of Owner's counsel in connection therewith) shall be at Developer's sole cost and expense.

        6.17. Material Contracts. Not enter into any material contract or agreement with any person supplying equipment, labor, material or supplies to the Work which would require the payment of more than $20,000 in any single instance or $150,000 in the aggregate without the express prior written consent of Owner.

        6.18. No-Lien Contract. To the extent permitted under the Laws of the State, ensure that the Prime Contract and all other Contractor Agreements are executed and recorded in such a manner as to prevent the filing of liens with respect to the Project or the Work Without limitation on the generality of the foregoing, Developer shall insure that all Work performed within the State of Indiana is performed under a No-Lien Agreement which complies in all respects (including the recordation thereof and of the Contractor Agreements, including but not limited to the Prime Contract) in the real property records of the County in which the Project is located pursuant to Section 32-3-8-1 et seq. of the Indiana Code.

        6.19. Hazardous Materials. If an investigation or any monitoring of site conditions or any cleanup, containment, restoration or other remedial work (collectively, "REMEDIAL WORK") is required under any applicable Laws, or due to the presence of Hazardous Substances at or threatened to be released onto or upon the Property or otherwise required to cause the Property and the Project to be free of all Hazardous Substances, Developer shall perform or cause to be performed all Remedial Work at no cost or expense to Owner. All such Remedial Work shall be performed expeditiously, in accordance with all applicable Laws (including any requirement for a remedial action plan or other plan for the performance of the Remedial Work, which plan shall have been approved by the applicable Governmental Agencies prior to the commencement of the Remedial
Work). Developer shall protect, defend, indemnify and hold Owner, the Property, the Project and the Work harmless from and against the cost of any Remedial Work required to be performed under this Agreement and the presence of Hazardous Materials on the Property at any time during the construction of the Project or upon Final Completion thereof.

        6.20. Certificates of Occupancy. The Developer shall furnish Owner a copy of the final certificate of occupancy for the Project, as well as any related operating licenses or other certificates of authority (unless extended by Owner in Owner's reasonable discretion) on or prior to the Completion Date (but no later than the date required by any Governmental Agency or Governmental Approval) and satisfy within such period any other conditions, if any, necessary to trigger the obligations of Lessee under the Lease to commence the payment of rent. The


                                      29.

commencement and first payment by Lessee of said rent payments under the Lease shall be a condition of Owner's payment obligation with respect to the final installment of the Developer's fee.

7.      EVENTS OF DEFAULT AND REMEDIES OF OWNER.

        7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

        (a) Developer shall fail to perform any material term, covenant or condition of this Agreement or any documents executed in connection herewith and such failure is not cured by Developer within a period of thirty (30) days after receipt by Developer of notice thereof from Owner, unless such failure cannot with reasonable due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Developer proceeds promptly and with reasonable due diligence to cure the failure and thereafter diligently completes the curing thereof as soon as reasonably possible but in all events within a period of sixty (60) days after receipt by Developer of the notice referred to above in this subparagraph;

        (b) any representation or warranty of Developer or Guarantor contained in this Agreement or any Transaction Document or made in connection with the Project, this Agreement or any Transaction Document proves to have been incorrect in any material respect when made or thereafter becomes incorrect in any material respect;

        (c) Developer is enjoined by any court or other Governmental Agency from constructing the Project or entering into or performing its obligations under this Agreement or any other Transaction Document and such injunction continues unreleased and unstayed for a period of forty five (45) days from the date of issuance;

        (d) Without Owner's consent, Guarantor or Developer is dissolved or liquidated or merged with or into any other Person or any election is made or proceedings commenced in furtherance of any such dissolution or liquidation or Developer or Guarantor otherwise ceases to continue to validly exist and remain in good standing under the Laws of its State of organization or fails to remain duly qualified and in good standing under the Laws of the State of Indiana or all or substantially all of the assets of Developer or Guarantor are sold or otherwise transferred

        (e) Guarantor ceases to own 100% of the capital stock of Developer or, after the completion of the Initial Public Offering of Guarantor (as contemplated in Section 10.3 of the Facility Agreement), suffers a Change in Control;

        (f) Developer or Guarantor files for protection under the U.S. Bankruptcy Code or under any similar Laws regarding insolvency or protection of debtors from claims of creditors;

        (g) Developer or Guarantor is subject to an order for relief by the bankruptcy court or is unable or admits in writing its inability to pay its debt as they mature or makes an assignment for the benefit of creditors or Developer or Guarantor applies for or consents to the appointment of any receiver, trustee or similar official for it or for all or any part of its property (or any such


                                      30.

appointment is made without its consent and the appointment continues undismissed, undischarged or unstayed for sixty (60) days from commencement thereof); or Developer or Guarantor institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceeding relating to it or to all or any part of its property under the Laws of any jurisdiction (or any such proceeding is instituted without its consent and continues undismissed for sixty (60) days from commencement); or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against any property of Developer or any Guarantor and is not released, vacated or fully bonded within sixty (60) days after its initial issue or levy;

        (h) Work on the Project shall have ceased for a period of ten (10) consecutive business days for any reason other than an Unavoidable Delay

        (i) Any circumstance exists which would cause the Project not to be Substantially Complete on or prior to the Completion Date or the Project is not in fact Substantially Complete on or prior to the Completion Date; and

        (j) An Event of Default shall have occurred under the Facility Agreement or any other Transaction Document (including without limitation the Completion Guarantee) by reason of the act or failure to act of Developer or Guarantor.

        7.2. REMEDIES OF OWNER. Upon the occurrence of any Event of Default hereunder by Developer, Owner may, without further notice to or demand, if any, upon Developer, which are expressly waived by Developer (except for notices or demands otherwise required by applicable Laws to the extent not effectively waived by Developer and any notices or demands specified in the Transaction Documents), exercise any one or more of the following Remedies as Owner may determine:

        (a) Owner may recover all previously paid transaction expenses, Developer fees and accrued and unpaid interest on Construction Advances at the Advance Rate through the date of such Event of Default and at the Default Rate thereafter, terminate further Construction Advances to Developer and recover damages, resulting from Developer's default including, but not limited to, all costs and expenses incurred by Owner in the negotiation and preparation of the Transaction Documents relating to the Project, all costs of appraisal, title fees, premiums and costs, recording fees and transfer costs and other closing costs incurred by Owner in connection with this Agreement and the acquisition of the Property, funds advanced by Owner in connection with the performance by Owner (if Owner so elects in its sole and absolute discretion) of any obligations of Developer or Guarantor which Developer or Guarantor has not timely performed and any other expenditure made by Owner pursuant to any Transaction Document;

        (b) Owner may terminate Developer's rights with respect to the Project and perform any of Developer's obligations in such manner as Owner may reasonably determine; or


                                      31.

        (c) Owner may proceed to protect, exercise and enforce any and all other Remedies provided under the Transaction Documents or by applicable Laws.

        7.3. All actual and reasonable costs, expenses, charges and advances of Owner in exercising any such remedies (including without limitation costs of attorneys' and staff fees including costs of preparation for litigation computerized research, telephone, fax, mileage, depositions, postage, photocopies, process service, video tapes and similar expenses) shall be payable by Developer to Owner as transaction expenses in accordance herewith. 7.3. Remedies Cumulative. Each of the Remedies of Owner provided in the Transaction Documents is cumulative and not exclusive of, and shall not prejudice, any other Remedy provided in the Transaction Documents or by applicable Laws. Each Remedy may be exercised from time to time as often as deemed necessary by Owner, and in such order and manner as Owner may determine. No failure or delay on the part of Owner in exercising any Remedy shall operate as a waiver of such Remedy; nor shall any single or partial exercise of any Remedy preclude any other or further exercise of such Remedy or of any other Remedy. No application of payments, or any advances or other action by Owner, will cure or waive any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Transaction Documents or prevent the exercise, or continued exercise, of any Remedies of Owner.

8.       PERMITTED CONTESTS.

         Developer may contest by appropriate action any Imposition, and Owner shall have no right to pay such Imposition on Developer's behalf during the pendency of such contest, provided that (a) no "Event of Default" has occurred and is continuing under this Agreement or under any of the other Transaction Documents; (b) Developer has given Owner written notice that Developer is contesting the application, interpretation or validity of the law, regulation, order or agreement pertaining to the Imposition by appropriate legal or administrative proceedings conducted in good faith and with due diligence and dispatch, (c) such contest shall not subject Owner or any of its affiliates to any assignment of all or any portion of the Owner's interest in any of the Project to civil or criminal liability and does not jeopardize any such party's interest in the Project, and (d) Developer shall give such security or assurances as may be reasonably required by Owner to ensure ultimate compliance with all legal or contractual requirements pertaining to the Imposition (and payment of all costs, expenses, interest and penalties in connection therewith) and to prevent any sale, forfeiture or loss by reason of nonpayment or noncompliance.

9.       GUARANTY OF COMPLETION.

         If, for any reason whatsoever (including, without limitation, any contingency under the Contractor Agreement), any Contractor shall abandon the construction of the Project or fail to Finally Complete the Project prior to the Completion Date and pay all costs therefor, then, in any such event, the Developer shall, at the Developer's sole cost and expense, cause the Project to be Finally Completed, prior to the Completion Date, in accordance with the Plans and Specifications, free and clear of any Liens, including without limitation liens for labor, equipment, supplies or materials entered or filed against the Property or the Project in connection with the Work. Upon the


                                      32.

occurrence of any default by the Contractor under the Contractor Agreement, the Developer shall promptly notify Owner and shall, without notice or demand by Owner, (i) assume direct responsibility and control over the construction and Final Completion of the Project and the payment of all subcontractors, (ii) proceed diligently and with dispatch to cure the default and (iii) Finally Complete the Project in accordance with the terms and conditions of this Agreement and the Contractor Agreement. Developer hereby agrees that any and all rights of the Developer in and to the Property, whether by lien or otherwise, which arise by virtue of the performance of any of the Developer's obligations pursuant to this Agreement are, and at all times shall be and remain subject and subordinate to the Lease and the terms and conditions of each of the other Transaction Documents and Developer further agrees to execute, acknowledge and record such documents in the county in which the Property is located as Owner may deem necessary in order to implement and evidence such subordination.

10.      GUARANTY OF PROJECT COSTS.

         Developer hereby unconditionally covenants and guaranties to pay from its own funds (a) any cost, fee or expense required to Finally Complete the Project which is excluded from the Cost of the Work and (b) the amount, if any, by which the sum of the Cost of the Work, Imputed Interest and all other costs or expenses required for the development, construction and Final Completion of the Project exceeds the Maximum Project Amount, for any reason whatsoever, even if beyond the control of the Developer (including, by way of example, but not limitation, construction delays due to Unavoidable Delays, shortages of materials or obtaining necessary permits or approvals). If the sum of the total Cost of the Work, the Imputed Interest and the other costs and expenses required to Finally Complete the Project exceeds the Maximum Project Amount, Developer shall immediately pay any and all such costs and expenses in excess of the Maximum Project Amount which are required to Finally Complete the Project and open the Facility, without requirement of demand or notice by Owner.
11.      TERM.

        11.1. Term. The term of this Agreement shall commence on the date hereof and shall, unless sooner terminated as provided in Section 7.2((b))or
Section 12.8 below, or unless extended by agreement between Developer and Owner, terminate upon Final Completion of the Project.

        11.2. Termination by Developer. Developer may terminate this Agreement following forty five (45) days written notice to Owner if the Developer has fully complied with all of its obligations hereunder and under the Transaction Documents, has satisfied all conditions for an advance of funds under this Agreement and no Event of Default exists, and Owner nevertheless shall fail to advance funds required under this Agreement and such failure is not cured within such forty-five (45) day period. Upon such a termination, Developer shall also be entitled to exercise an option to purchase the Project in its then current condition (which option must be exercised, and the Purchase closed, if at all, within ninety (90) days following the end of such aforesaid forty-five (45) day period). The purchase price shall equal all Approved Budget funds previously advanced or deemed advanced excluding fees and interest to Owner.


                                      33.

12.     MISCELLANEOUS.

        12.1. Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT DESIRE TO AVOID THE ADDITIONAL TIME AND EXPENSE RELATED TO A JURY TRIAL OF ANY DISPUTES ARISING HEREUNDER. THEREFORE, IT MUTUALLY AGREED BY AND BETWEEN THE PARTIES HERETO, AND FOR THE1R SUCCESSORS AND ASSIGNS, THAT THEY SHALL AND HEREBY DO WAIVE TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM OR THIRD PARTY CLAIM, INCLUDING ANY AND ALL CLAIMS OF INJURY OR DAMAGES, BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND THE RELATIONSHIP WHICH ARISES HEREFROM. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS KNOWINGLY, FREELY AND VOLUNTARITY GIVEN, IS DESIRED BY ALL PARTIES, AND IS IN THE BEST INTEREST OF ALL PARTIES.

        12.2. Notice. Any and all notices, demands or other communications (collectively, a Notice") required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if sent by Federal Express, Express Mail or other similar overnight mail service, or if transmitted via facsimile, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such Notice is served personally, service shall be deemed made conclusively at the time of such personal service. If such Notice is sent by Federal Express, Express Mail or other similar overnight mail service, service shall be deemed made conclusively on the date of delivery or refusal of delivery. If such Notice is sent via facsimile, such service shall be deemed made conclusively upon confirmation of transmission of such facsimile. If such Notice is sent by certified or registered mail, such service shall be conclusively deemed made seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such Notice is to be given as hereinafter set forth:

If to Owner:                        AHP of Indiana, Inc.
                                    6400 South Fiddler's Green Circle
                                    Suite 1800
                                    Englewood, Colorado 80111
                                    Attention: President and General Counsel

If to Developer:                    BCC Development and Management Co.
                                    5021 Louise Drive, Suite 200
                                    Mechanicsburg, Pennsylvania 17055
                                    Attention: Karen Connelly, Esq

With copies to:                     Kirkpatrick and Lockhart, L.L P
                                    1500 Oliver Building
                                    Pittsburgh, Pennsylvania 15222-2312
                                    Attn.: Steven J. Adelkoff, Esq.

Addresses for notice may be changed from time to time by written Notice to all other parties.


                                      34.

        12.3. Governing Law This Agreement shall be interpreted according to the laws of the State of [Indiana]. All disputes hereunder shall be adjudicated in the federal courts sitting in the State of [Indiana], or should such courts refuse to recognize jurisdiction over such matters, the courts of the State of [Indiana].

        12.4. Assignment. Neither party shall assign its rights and obligations under this Agreement without the prior written approval of the other party except that Developer may assign its rights and obligations to a wholly-owned subsidiary or an affiliate of Developer. Developer shall provide notice to Owner of such assignment. No such assignment shall relieve Developer or Guarantor of its obligations hereunder.

        12.5. Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written and all other communications between the parties relating to such subject matter.

        12.6. Amendments. This Agreement shall not be modified or amended except by mutual written agreement.

        12.7. Waiver of Breach. The waiver by either party of a breach or violation of any provisions of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision.

        12.8. Severability. In the event any provision of this Agreement is held to be unenforceable or invalid for any reason, this Agreement shall remain in full force and effect and enforceable in accordance with its terms disregarding such enforceable or invalid provision; provided, however, that in the event that a provision of this Agreement is rendered invalid or unenforceable and its removal has the effect of materially altering the obligations or benefits to either party, the party so affected shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party.

        12.9. Captions and Headings. The captions or headings in this Agreement are made for convenience and general reference only and should not be construed to describe, define or limit the scope and intent of the provisions of this Agreement.

        12.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

        12.11. Binding Effect. This Agreement shall be binding and shall inure to the benefit of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

        12.12. No Rule of Construction. The parties acknowledge that all parties hereto, and their counsel, have read and fully negotiated all of the language used in this Agreement. The parties acknowledge that, because all parties and their counsel participated in negotiating and drafting


                                      35.

this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous and unclear language in favor of or against any party because such party drafted this Agreement.

        12.13. No Third Party Beneficiary. This Agreement is solely for the benefit of the parties hereto and shall not inure to the benefit of any individual or entity not a party to this Agreement.

        12.14. Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence

        12.15. Other Terms The term "document" is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms "including" and "include" mean "including without limitation" and "including, but not limited to". The term "any" as a modifier to any noun, shall be construed to mean "any and/or all" preceding the same noun in the plural The terms "herein" "hereunder" and other similar compounds of the word "here" refer to the entire document in which the term appears and not to any particular provision or section of the document in which the term appears and not to any particular provision or section of the document. In all cases where Owner's approval or consent is required hereunder, such approval or consent must be in writing and may be withheld in Owner's sole and absolute discretion.




                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]


                                      36.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of February 1998, to be effective as of the day and year first above written.


OWNER:

AHP OF INDIANA, INC,                     DEVELOPER:
an Indiana corporation
                                         BCC DEVELOPMENT AND MANAGEMENT
                                         CO., a Delaware corporation


By: /s/ Steven A. Roseman
-------------------------------------
    Steven A. Roseman, Vice President    By: /s/ Brian L. Barth
                                             ------------------------------_
                                             Brian L. Barth, Vice President

                                         GUARANTOR:

                                         BALANCED CARE CORPORATION
                                         a Delaware corporation



                                         By: /s/ Brian L. Barth
                                             ------------------------------
                                             Brian L. Barth, Vice President

        Schedule to Exhibit 10.74 filed pursuant to Instruction 2 to Item
                            601(a) of Regulation S-K

                              Development Agreement

                         Location                     Owner
                       Jackson, TN             AHP of Tennessee, Inc.